Exhibit 10.39



          JSX CAPITAL CORPORATION
          A British Aerospace Company



          September 28, 1995

          Via Facsimile No. 704-359-0351
          and Overnight Courier

          Mr. Kenneth Gann, President
          CCAIR, Inc.
          4700 Yorkmont Road
          Second Floor
          Charlotte, North Carolina  28208

          Subject: Bankruptcy Debt Restructuring and Rent Reductions To End of Lease Term

          Dear Ken:

          Further to our telephone conversation today, this proposal outlines the revised terms under which JSX Capital Corporation ("JSX") would be willing to restructure the bankruptcy payments due from CCAIR, Inc. ("CCAIR"), to help alleviate CCAIR's cash flow problems for the winter of 1995-1996. In addition, we will continue the lease rate reductions on CCAIR's existing fleet of 12 Jetstream 31 aircraft through the applicable Sublease termination dates.

          A.   BANKRUPTCY DEBT:

          JSX has a current net present valuation of the bankruptcy debt of $1,352,257.80 which was arrived at by discounting the future payment schedule (which has a nominal value of $1,634,032.42) at a ten (10) percent annual discount rate, applied on a monthly equivalent. Our proposal is to break this net present value down into two components: new debt and a debt-for-equity swap.

          JSX is willing to forgive the old bankruptcy debt in exchange for the following:

               (i) CCAIR would issue a promissory note to JSX in the principal amount of $676,128.90 payable in forty-eight equalized monthly installments of principal and interest commencing January 30, 1996. Interest would accrue from September 1, 1995 and would be compounded monthly at the rate of ten (10) percent per annum. The amount of each payment would be $17,727.17 and CCAIR would make payments monthly through the lockbox arrangement.




          Mr. Kenneth Gann, President & CEO, CCAIR, Inc.
          Subject: Bankruptcy Debt Restructuring and Rent Reductions To
                   End of Lease Term
          September 28, 1995

               (ii) CCAIR  will  issue  to  JSX  325,000  shares  of  fully registered common stock. The stock will be issued between September 1 and December 1, 1995. In order to ease the impact on CCAIR of issuing this amount of shares, JSX would be willing to agree to a lockup agreement on these particular shares for a period of 12 months from date of issue subject to paragraph (v) of Section C, General Terms, below.

          B.   RENT REDUCTION:

          The rent reduction is based on two components: CCAIR's commitment to lease replacement J31 aircraft, for the period through December 31, 2001 for the J31s whose leases expire in 1997, 1998, and 1999 (seven aircraft total) and an agreement to lease four (4) additional aircraft beginning the first half of 1996 through December 31, 2001. CCAIR will also have the option to take additional J31 aircraft at favorable lease rates.

               (i) Replacement Aircraft: The rentals for CCAIR's existing fleet of twelve Jetstream 31 aircraft will continue at the level prevailing today from January 1, 1996 through the expiry date of each Sublease. Seven of those Subleases are due to expire during 1997, 1998, and 1999, and as each of those Subleases expires CCAIR will lease one replacement J31 aircraft from JSX through December 31, 2001 at a rental rate of $21,000 per month per aircraft ("Replacement Aircraft"). If CCAIR leases Jetstream 41 aircraft from JSX in the future, CCAIR may return the Replacement Aircraft to JSX on a one-for-one basis.

               (ii) Incremental Aircraft:  CCAIR  will commit to lease four additional J31 aircraft from JSX during the first half of the calendar year 1996 ("Incremental Aircraft"). The lease for these aircraft will run through December 31, 2001. However, CCAIR shall have a one-time right to return the aircraft on the first anniversary of the delivery date. The monthly lease rate for these aircraft shall be $21,000. In the event that CCAIR exercises its return right described above, it will pay JSX a termination fee of $36,000 per aircraft in addition to all rents due and unpaid at the return date. For these purposes, aircraft serial number 693 may be considered one of the four aircraft. At any time after commitment to the full lease term through December 31, 2001, CCAIR

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          Mr. Kenneth Gann, President & CEO, CCAIR, Inc.
          Subject: Bankruptcy Debt Restructuring and Rent Reductions To
                   End of Lease Term
          September 28, 1995


                    may return the Incremental Aircraft to JSX on a one-for-one basis if CCAIR leases Jetstream 41 aircraft from JSX in the future.

              (iii) Additional Aircraft:   JSX would be willing to lease to
                    CCAIR, Inc. aircraft additional to the Incremental Aircraft on the same terms as the Incremental Aircraft, subject to availability.

          C.   GENERAL TERMS:

               (i) In the context of this letter, we would regard any J32 aircraft added to your fleet as meeting the requirement for Replacement Aircraft or Incremental Aircraft, but rentals for J32 aircraft would be at the rate of
                    $24,000 per month whether leased as Replacement Aircraft or Incremental Aircraft as described above.

               (ii) All  aircraft  would  be  leased  to  you  under  lease agreements broadly similar to the ones you already have but subject to the specific headleases. Return conditions would be similar to those recently agreed for aircraft serial number 693. You would of course be responsible for all maintenance on the aircraft during the time that they are on lease with you.

              (iii) Payments for  all aircraft  and payments due  under the
                    Promissory Note referred to in Section A hereof, would be coordinated to fall into the lockbox arrangement.

               (iv) Formal  documentation  of this  proposal  would provide that in the event of a merger, consolidation, acquisition, or other significant changes in the ownership of CCAIR, the rental reductions contemplated herein would cease.

               (v) Notwithstanding paragraph (ii) of Section A, JSX would be entitled to dispose of any common stock issued to it in any manner JSX in its sole discretion sees fit in the event of a merger, consolidation or other significant change in the ownership of CCAIR, including without limitation the issuance of a significant amount of CCAIR's common stock.

               (vi) CCAIR  will provide  a detailed  business plan  for its fiscal years 1996 and 1997 by October 31, 1995.


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          Mr. Kenneth Gann, President & CEO, CCAIR, Inc.
          Subject: Bankruptcy Debt Restructuring and Rent Reductions To
                   End of Lease Term
          September 28, 1995


          This proposal replaces ours of September 7 and September 14, 1995 and yours of September 11, 1995. When accepted by you, it will be an agreement between us of the principal terms and conditions covering the subject matter hereof and JSX and CCAIR further agree to negotiate in good faith detailed and definitive agreements with respect to these matters. If this proposal is acceptable to you on that basis please so indicate by counter signing it in the space provided below.


          Yours sincerely,                   Accepted for and on behalf of
                                             CCAIR, Inc.



          ________________________           ____________________________
          David Tomkins                      Kenneth Gann
          Executive Vice President           President & CEO



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